Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
wdavis@gogoair.com	pr@gogoair.com

Gogo Announces Record Fourth Quarter and 2021 Financial Results, Provides 2022 Guidance

and Updates Long-Term Targets

Fourth Quarter Revenue of $92.3 million, up 19% Year-over-Year, Net Income from Continuing Operations of $209.1 million and Adjusted EBITDA(1)of $39.6 million

Full Year Revenue of $335.7 million, up 24% Year-over-Year, Net Income from Continuing Operations of $156.6 million and Adjusted EBITDA(1) of $151.0 million

Gogo 5G Deployment on Track for Commercial Launch in the Second Half of 2022

BROOMFIELD, CO - March 3, 2022 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), the world’s largest provider of broadband connectivity services for the business aviation market, today announced its financial results for the quarter and fiscal year ended December 31, 2021.

Q4 2021 Highlights

•
Record total revenue of $92.3 million increased 19% compared to Q4 2020 and 6% compared to Q3 2021, fueled by strong growth in both service and equipment revenue.
o
Record service revenue of $69.3 million increased 22% compared to Q4 2020 and 5% compared to Q3 2021.
o
Equipment revenue of $23.0 million increased 11% compared to Q4 2020 and 10% compared to Q3 2021.
•
Total ATG aircraft online (“AOL”) reached 6,400, an increase of 11% compared to Q4 2020 and 4% compared to Q3 2021.
o
Total AVANCE units online grew to 2,504, an increase of 46% compared to Q4 2020 and 12% compared to Q3 2021. AVANCE units comprised more than 39% of total AOL as of December 31, 2021, up from 30% as of December 31, 2020 and 36% as of September 30, 2021.
•
Average Monthly Revenue per ATG aircraft online (“ARPU”) of $3,301 increased 8% compared to Q4 2020 and 1% compared to Q3 2021.
•
Net income from continuing operations increased to $209.1 million from a net loss from continuing operations of ($16.1) million in Q4 2020, primarily due to an income tax benefit of $187.7 million in the current period as well as lower interest costs and higher operating income compared to the prior year period.
o
Basic earnings per share from continuing operations for Q4 2021 was $1.89, of which $1.71 was related to the income tax benefit. Diluted earnings per share from continuing operations was $1.57, of which $1.40 was related to the income tax benefit.

•
Adjusted EBITDA(1) of $39.6 million increased 105% compared to Q4 2020 and decreased 3% compared to Q3 2021, with the sequential decrease due primarily to a credit for regulatory surcharges recognized in the prior quarter and higher expenses as anticipated.
•
Cash provided by operating activities from continuing operations of $30.3 million in Q4 2021 compared to cash used by operating activities from continuing operations of ($15.8) million in the prior year period.
o
Record Free Cash Flow(1) of $25.7 million in Q4 2021 compared to ($18.4) million in the prior year period.
o
Cash and cash equivalents totaled $145.9 million as of December 31, 2021 compared to $133.2 million as of September 30, 2021.
•
In Q4 2021, key Gogo flight data metrics increased to levels above those seen before the pandemic:
o
Total MB data consumed on our network per day increased 78% from Q4 2019.
o
Total MB data consumed on our network per flight increased 38% from Q4 2019.
o
Total flights on which our service was provided increased to a record of more than 416,000, an increase of 29% from Q4 2019.

Full Year 2021 Financial Results

•
Record total revenue of $335.7 million increased 24% compared to 2020.
o
Record service revenue of $259.6 million increased 22% compared to 2020.
o
Equipment revenue of $76.1 million increased 32% compared to 2020.
•
ARPU of $3,238 increased 10% compared to 2020.
•
Net income from continuing operations increased to $156.6 million from a net loss from continuing operations of ($48.6) million in 2020.
•
Adjusted EBITDA(1) of $151.0 million increased 54% compared to 2020
•
Cash provided by operating activities from continuing operations increased to $66.7 million in 2021 compared to $4.5 million in 2020. Free Cash Flow(1) improved to $58.0 million in 2021 versus ($4.5) million in 2020.

“Demand for connectivity in business aviation, combined with the excellent performance of our AVANCE platform, are driving record sales of equipment and high-margin service plans for Gogo,” said Oakleigh Thorne, Chairman and CEO of Gogo. “We remain on track for commercial deployment of our 5G ATG network in the second half of 2022 which we expect to further accelerate our growth."

“Record 2021 results and a positive 2022 outlook set the stage for significant Free Cash Flow growth in 2023 following the deployment of Gogo 5G,” said Barry Rowan, Gogo’s Executive Vice President and CFO. “Our operating performance and continued de-leveraging create the flexibility for strategic investments to further enhance our growth and return of capital to shareholders over time.”

2022 Financial Guidance

The Company is providing the following guidance for 2022. This guidance is derived from the Company’s baseline budget and includes planned investments in Gogo 5G but does not include potential strategic investments currently under consideration (including a global broadband initiative).

•
Total revenue in the range of $380 million to $395 million
•
Adjusted EBITDA(1) in the range of $150 million to $160 million, reflecting a planned increase in Gogo 5G investment

•
Free Cash Flow(1) of $25 million to $45 million, including cash interest payments of approximately $36 million and capital expenditures of approximately $65 million, with approximately $50 million of the capital expenditures tied to Gogo 5G

Updated Long-Term Financial Targets

Based on the Company’s recent update of its baseline long-term model, which includes 5G investments but does not include potential strategic investments currently under consideration (including a global broadband initiative), the Company is updating its baseline long-term targets as follows:

•
Revenue growth at a compound annual growth rate of approximately 15% from 2021 through 2026 (versus prior target of approximately 15% from 2020 to 2025)
•
Annual Adjusted EBITDA Margin(1) approaching 50% in 2026, up from the low 40%'s in 2022 and 2023 (versus prior target of reaching 45% in 2025)
•
Free Cash Flow(1) of approximately $125 million in 2023 following the deployment of the Gogo 5G network in 2022 (no change from prior target), increasing to over $200 million beginning in 2025 (versus prior target of approximately $200 million in 2025)

(1)
See “Non-GAAP Financial Measures” below.

Conference Call

The Company will host its fourth quarter conference call on March 3, 2022 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company's website at http://ir.gogoair.com. Participants can access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number: 6334629

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow, in the supplemental tables below, and we refer to Adjusted EBITDA Margin in our discussion of long-term baseline targets above. Management uses Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA or Adjusted EBITDA Margin or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA and Adjusted EBITDA Margin in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2022, Adjusted EBITDA Margin for fiscal 2022, 2023 and 2026 and Free Cash Flow for fiscal 2023 and 2025 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to attract and retain customers and generate revenue from the provision of our connectivity and entertainment services; our reliance on our key OEMs and dealers for equipment sales; our ability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price and performance; the impact of the COVID-19 pandemic and the measures implemented to combat it; our ability to evaluate or pursue strategic opportunities; our reliance on third parties for equipment and services; our ability to recruit, train and retain highly skilled employees; the impact of adverse economic conditions; our ability to develop and deploy Gogo 5G; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the availability of additional ATG spectrum in the United States or internationally; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; the impact of government regulation of the internet; our possession and use of personal information; the extent of expenses or liabilities resulting from litigation; our ability to protect our intellectual property; our substantial indebtedness, limitations and restrictions in the agreements governing our current and future indebtedness and our ability to service our indebtedness; fluctuations in our operating results; the utilization of our tax losses; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange Commission on March 3, 2022.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of December 31, 2021, Gogo reported 2,504 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed, 6,400 aircraft flying with its ATG systems onboard, and 4,567 aircraft with narrowband satellite connectivity installed. Connect with us at business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
Revenue:
Service revenue	$69,257	$56,904	$259,583	$211,987
Equipment revenue	23,043	20,730	76,133	57,731
Total revenue	92,300	77,634	335,716	269,718

Operating expenses:
Cost of service revenue (exclusive of items shown below)	13,846	12,264	56,103	45,073
Cost of equipment revenue (exclusive of items shown below)	14,510	15,263	46,092	39,299
Engineering, design and development	6,882	7,862	24,874	25,227
Sales and marketing	6,892	4,411	20,985	15,135
General and administrative	14,185	18,089	51,554	54,467
Depreciation and amortization	3,658	4,049	15,482	14,166
Total operating expenses	59,973	61,938	215,090	193,367
Operating income	32,327	15,696	120,626	76,351

Other (income) expense:
Interest income	(46)	(33)	(191)	(722)
Interest expense	10,895	32,192	67,472	125,787
Loss on extinguishment of debt and settlement of convertible notes	—	—	83,961	—
Other (income) expense	14	(21)	25	(9)
Total other expense	10,863	32,138	151,267	125,056

Income (loss) from continuing operations before income taxes	21,464	(16,442)	(30,641)	(48,705)
Income tax provision (benefit)	(187,673)	(362)	(187,230)	(146)
Net income (loss) from continuing operations	209,137	(16,080)	156,589	(48,559)
Net loss from discontinued operations, net of tax	9,572	16,925	(3,854)	(201,477)
Net income (loss)	$218,709	$845	$152,735	$(250,036)

Net income (loss) attributable to common stock per share - basic:
Continuing operations	$1.89	$(0.19)	$1.50	$(0.59)
Discontinued operations	0.09	0.20	(0.04)	(2.45)
Net income (loss) attributable to common stock per share - basic	$1.98	$0.01	$1.46	$(3.04)

Net income (loss) attributable to common stock per share - diluted:
Continuing operations	$1.57	$(0.19)	$1.28	$(0.59)
Discontinued operations	0.03	0.20	—	(2.45)
Net income (loss) attributable to common stock per share - diluted	$1.60	$0.01	$1.28	$(3.04)

Weighted average number of shares
Basic	109,907	83,377	103,400	82,266
Diluted	134,027	83,377	127,205	82,266

Gogo Inc. and Subsidiaries

Unaudited Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$145,913	$435,345
Accounts receivable, net of allowances of $894 and $1,044, respectively	37,730	39,833
Inventories	33,976	28,114
Prepaid expenses and other current assets	32,295	8,934
Total current assets	249,914	512,226
Non-current assets:
Property and equipment, net	63,672	63,493
Intangible assets, net	49,554	52,693
Operating lease right-of-use assets	70,989	33,690
Other non-current assets, net of allowances of $455 and $375, respectively	28,425	11,486
Deferred income taxes	185,133	—
Total non-current assets	397,773	161,362
Total assets	$647,687	$673,588
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$17,203	$11,013
Accrued liabilities	59,868	83,009
Deferred revenue	1,825	3,113
Current portion of long-term debt	109,620	341,000
Total current liabilities	188,516	438,135
Non-current liabilities:
Long-term debt	694,760	827,968
Non-current operating lease liabilities	77,329	38,018
Other non-current liabilities	7,236	10,581
Total non-current liabilities	779,325	876,567
Total liabilities	967,841	1,314,702
Stockholders’ deficit
Common stock	11	9
Additional paid-in capital	1,258,477	1,088,590
Accumulated other comprehensive income (loss)	1,789	(1,013)
Treasury stock, at cost	(128,803)	(98,857)
Accumulated deficit	(1,451,628)	(1,629,843)
Total stockholders’ deficit	(320,154)	(641,114)
Total liabilities and stockholders’ deficit	$647,687	$673,588

Gogo Inc. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2021	2020
Operating activities from continuing operations:
Net income (loss)	$156,589	$(48,559)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	15,482	14,166
Loss on asset disposals, abandonments and write-downs	141	64
Provision for expected credit losses	284	1,071
Deferred income taxes	(187,320)	(232)
Stock-based compensation expense	13,345	7,808
Amortization of deferred financing costs	4,661	5,892
Accretion and amortization of debt discount and premium	419	13,908
Losses on extinguishment of debt and settlement of convertible notes	83,961	—
Changes in operating assets and liabilities:
Accounts receivable	1,925	1,315
Inventories	(5,862)	7,091
Prepaid expenses and other current assets	(20,844)	(277)
Contract assets	(5,638)	(9,439)
Accounts payable	3,806	4,963
Accrued liabilities	14,099	4,470
Deferred revenue	(1,282)	898
Accrued interest	(8,604)	787
Other non-current assets and liabilities	1,535	587
Net cash provided by operating activities from continuing operations	66,697	4,513
Investing activities from continuing operations:
Proceeds from sale of property and equipment	1,000	—
Purchases of property and equipment	(4,264)	(1,818)
Acquisition of intangible assets—capitalized software	(4,396)	(7,172)
Purchase of interest rate cap	(8,629)	—
Net cash used in investing activities from continuing operations	(16,289)	(8,990)
Financing activities from continuing operations:
Proceeds from credit facility draw	—	26,000
Repayments of amounts drawn from credit facility	—	(26,000)
Repurchase of convertible notes	—	(2,498)
Proceeds from issuance of senior secured notes	—	51,750
Redemption of senior secured notes	(1,023,146)	—
Proceeds from term loan, net of discount	721,375	—
Payments on term loan	(3,625)	—
Payment of debt issuance costs	(21,103)	—
Payments on financing leases	(145)	(546)
Stock-based compensation activity	(4,393)	(4,227)
Net cash provided by (used in) financing activities from continuing operations	(331,037)	44,479
Cash flows from discontinued operations:
Cash used in operating activities	(1,211)	(137,200)
Cash used in investing activities	(7,802)	357,393
Cash used in financing activities	—	(54)
Net cash provided by (used in) discontinued operations	(9,013)	220,139
Effect of exchange rate changes on cash	40	(1,946)
Increase (decrease) in cash, cash equivalents and restricted cash	(289,602)	258,195
Cash, cash equivalents and restricted cash at beginning of period	435,870	177,675
Cash, cash equivalents and restricted cash at end of period	$146,268	$435,870
Cash, cash equivalents and restricted cash at end of period	$146,268	$435,870
Less: current restricted cash	25	525
Less: non-current restricted cash	330	—
Cash and cash equivalents at end of period	$145,913	$435,345
Supplemental Cash Flow Information:
Cash paid for interest	$71,114	$106,051
Cash paid for taxes	376	401
Non-cash investing activities:
Purchases of property and equipment in current liabilities	$6,126	$84

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
Aircraft online (at period end)
ATG	6,400	5,778	6,400	5,778
Satellite	4,567	4,702	4,567	4,702
Average monthly service revenue per aircraft online
ATG	$3,301	$3,069	$3,238	$2,951
Satellite	254	226	250	212
Units Sold
ATG	286	275	869	667
Satellite	36	48	205	199
Average equipment revenue per unit sold (in thousands)
ATG	$69	$65	$71	$68
Satellite	63	56	54	59

•
ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented. This number excludes aircraft receiving ATG service as part of the ATG Network Sharing Agreement with Intelsat.

•
Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.
•
Average monthly connectivity service revenue per ATG aircraft online. We define average monthly connectivity service revenue per ATG aircraft online as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).
•
Units sold. We define units sold as the number of ATG or satellite units for which we recognized revenue during the period.
•
Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.
•
Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended December 31,		% Change	For the Years Ended December 31,		% Change
	2021	2020	2021 over 2020	2021	2020	2021 over 2020
Service revenue	$69,257	$56,904	21.7%	$259,583	$211,987	22.5%
Equipment revenue	23,043	20,730	11.2%	76,133	57,731	31.9%
Total revenue	$92,300	$77,634	18.9%	$335,716	$269,718	24.5%

	For the Three Months Ended December 31,		% Change	For the Years Ended December 31,		% Change
	2021	2020	2021 over 2020	2021	2020	2021 over 2020
Cost of service revenue (1)	$13,846	$12,264	12.9%	$56,103	$45,073	24.5%
Cost of equipment revenue (1)	$14,510	$15,263	(4.9)%	$46,092	$39,299	17.3%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,		For the Three Months Ended September 30,
	2021	2020	2021	2020	2021
Adjusted EBITDA:
Net income (loss) attributable to common stock (GAAP)	$218,709	$845	$152,735	$(250,036)	$10,959
Interest expense	10,895	32,192	67,472	125,787	10,943
Interest income	(46)	(33)	(191)	(722)	(34)
Income tax provision (benefit)	(187,673)	(362)	(187,230)	(146)	131
Depreciation and amortization	3,658	4,049	15,482	14,166	4,160
EBITDA	45,543	36,691	48,268	(110,951)	26,159
Stock-based compensation expense	3,201	(475)	13,345	7,808	5,403
Loss (income) from discontinued operations	(9,572)	(16,925)	3,854	201,477	8,771
Loss on extinguishment of debt and settlement of convertible notes	—	—	83,961	—	—
Separation costs related to CA sale	380	—	1,550	—	450
Adjusted EBITDA	$39,552	$19,291	$150,978	$98,334	$40,783

Free Cash Flow:
Net cash provided by (used in) operating activities (GAAP) (1)	$30,342	$(15,802)	$66,697	$4,513	$26,754
Consolidated capital expenditures (1)	(4,656)	(2,627)	(8,660)	(8,990)	(2,178)
Free cash flow	$25,686	$(18,429)	$58,037	$(4,477)	$24,576
(1)
See unaudited consolidated statement of cash flows

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

	FY 2022
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$85	to	$115
Consolidated capital expenditures	(60)	to	(70)
Free cash flow	$25	to	$45

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense included in the results of continuing operations, (ii) the results of discontinued operations, including stock-based compensation expense and the gain on the sale of CA, (iii) loss on extinguishment of debt and settlement of convertible notes and (iv) separation costs related to the sale of CA. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe that the exclusion of this cost provides a clearer view of the operating performance of our business.

Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe it is useful for an understanding of our operating performance to exclude the results of our discontinued operations from Adjusted EBITDA because they are not part of our ongoing operations.

We believe it is useful for an understanding of our operating performance to exclude the loss on extinguishment of debt and settlement of convertible notes from Adjusted EBITDA because these activities are not related to our operating performance.

We believe it is useful for an understanding of our operating performance to exclude separation costs related to the sale of CA from Adjusted EBITDA for the year ended December 31, 2021 because of the non-recurring nature of these activities.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted EBITDA Margin represents Adjusted EBITDA divided by total revenue. We present Adjusted EBITDA Margin as a supplemental performance measure because we believe that it provides meaningful information regarding our operating efficiency.

Free Cash Flow represents net cash provided by (used in) operating activities, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding our liquidity.